EXHIBIT 14.1








                         INDEPENDENT AUDITORS' CONSENT


To the Management Board of ALTANA Aktiengesellschaft:

We consent to the incorporation by reference in the registration statements No. 333-99485 and No. 333-109074 of ALTANA Aktiengesellschaft on Form S-8 of our report dated March 3, 2003 except for Note 31, which is as of April 10, 2003, with respect to the consolidated balance sheet of ALTANA Aktiengesellschaft as of December 31, 2002, and the related consolidated income statements, statements of changes in shareholders' equity and statements of cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 Annual Report on Form 20-F of ALTANA Aktiengesellschaft.

Frankfurt am Main, Germany

April 21, 2004


KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft